September 14, 2004




U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549

RE:	Avanir Pharmaceuticals
      Power of Attorney

Ladies and Gentlemen:

      I hereby appoint Gerald J. Yakatan, President and Chief Executive Officer or Gregory P. Hanson, Vice President, Finance and Chief Financial Officer of Avanir Pharmaceuticals, to act as Power of Attorney and to file on my behalf Forms 4 and 5, reporting my transactions of Avanir Pharmaceuticals pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

      This Power of Attorney will remain in effect until further notice in writing from me to this regard.

Sincerely,

/s/ Jonathan Silverstein

Jonathan Silverstein
Director